Exhibit 99.1

Isoray Announces Third Quarter Fiscal 2021 Financial Results

Revenue Increased 10% Sequentially
Record Non-Prostate Brachytherapy Revenue Increased 20% Year-Over-Year

RICHLAND, Wash., May 13, 2021 (GLOBE NEWSWIRE) --  Isoray, Inc. (NYSE AMERICAN: ISR), a medical technology company and innovator in seed brachytherapy powering expanding treatment options throughout the body, today announced its financial results for the third quarter fiscal 2021 ended March 31, 2021.

Revenue for the third quarter of fiscal 2021 declined 10% to $2.60 million versus the record $2.88 million in the prior year comparable period. Revenue increased 10% sequentially from the fiscal second quarter ended December 31,2020. The company’s core prostate brachytherapy revenue declined 16% versus the record third quarter of fiscal 2020 as procedure volumes continued to be impacted by the COVID-19 pandemic. However, third quarter prostate increased 7% sequentially from the second quarter of fiscal 2021. Prostate brachytherapy represented 78% of total revenue for the third quarter of fiscal 2021 compared to 84% in the prior year comparable period. Record non-prostate brachytherapy revenue increased 20% versus the prior year comparable period. The majority of non-prostate brachytherapy revenue in the quarter was comprised of sales to treat brain and lung cancers.

Gross profit as a percentage of revenues for the three months ended March 31, 2021 was 52.4% versus 59.2% in the prior year comparable period. Third quarter gross profit decreased 20% to $1.36 million versus $1.71 million in the record third quarter of fiscal 2020.

Isoray CEO Lori Woods said, “Despite the pandemic, we are more optimistic than ever before about our future path and the success of our efforts. We are encouraged by the sequential growth we experienced in our core prostate brachytherapy business as well as our growing strength in adoptions for the treatment of other cancers. Going forward, we remain focused on executing our strategic plans for continued growth. We believe that Isoray’s enhanced capital position will be pivotal in allowing us to capitalize on growth opportunities.”

Total operating expenses for the third quarter of fiscal 2021 declined 6% to $2.13 million versus $2.25 million in the prior year comparable period. Total research and development expenses increased 23% versus the prior year comparable period. The increase in total research and development expenses was primarily the result of increased payroll, benefits, and share based compensation and increased protocol expenses which were partially offset by a reduction of development expenses for the Blu Build™ delivery system versus the comparable prior year period.

Sales and marketing expenses decreased 28% versus the prior year comparable period. The decrease in sales and marketing expenses was driven primarily by declines in travel and tradeshow costs due to COVID-19 restrictions as well as decreased incentive compensation resulting from lower revenue growth compared to the prior year comparable period. General and administrative expenses increased 2% versus the prior year comparable period, primarily the result of increased director and officer insurance expense, increased payroll, and IT consulting expenses, which were partially offset by decreased travel costs due to COVID-19 restrictions as well as decreased employee hiring costs and legal fees.

The net loss for the three months ended March 31, 2021 was $0.75 million or ($0.01) per basic and diluted share versus a net loss of $0.55 million or ($0.01) per basic and diluted share in the comparable prior year period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 122.6 million for the three months ended March 31, 2021 versus 67.6 million in the comparable prior year period.

For the first nine months of fiscal 2021 ended March 31, 2021, revenue decreased modestly to $7.34 million versus $7.40 million in the prior year comparable nine-month period. Prostate brachytherapy represented 79% of total revenue for the first nine months of fiscal 2021 compared to 87% for the first nine months of fiscal 2020. Total operating expenses for the first nine months of fiscal 2021 decreased 3% to $6.13 million, versus $6.34 million in the prior year comparable nine-month period. The net loss for the first nine months of fiscal 2021 was $2.33 million, or ($0.03) per basic and diluted share, compared to a net loss of $2.26 million, or ($0.03) per basic and diluted share, in the prior year comparable nine-month period. Basic and diluted per share results are based on weighted average shares outstanding of approximately 91.3 million for the nine months ended March 31, 2021, versus 67.4 million in the comparable prior year nine-month period.

Cash, cash equivalents, and certificates of deposit at the end of the third quarter of fiscal 2021 totaled $64.8 million and the company had no long-term debt. Stockholders’ equity at the end of the third quarter of fiscal 2021 totaled $68.1 million.

Conference Call Details
The company will hold an earnings conference call today, May 13, at 4:30 p.m. ET/1:30 p.m. PT to discuss operating results. To listen to the conference call, please dial 877-407-8035. For callers outside the U.S., please dial 201-689-8035.

The conference call will be simultaneously webcast and can be accessed at https://www.webcaster4.com/Webcast/Page/2199/40855. The webcast will be available until August 13, 2021.

Contacts
Investor Relations: Mark Levin (501) 255-1910
Media and Public Relations: Sharon Schultz (302) 539-3747

About Isoray
Isoray, Inc. is a medical technology company pioneering advanced treatment applications and devices to deliver targeted internal radiation treatments for cancers throughout the body. Isoray, Inc., through its subsidiary, Isoray Medical, Inc., is the sole producer of Cesium-131 brachytherapy seeds. Learn more about this innovative Richland, Washington company and explore the many benefits and uses of Cesium-131 by visiting www.isoray.com. Join us on Facebook. Follow us on Twitter.

Safe Harbor Statement
Statements in this news release about Isoray’s future expectations, including: the anticipated growth in revenues in the remainder of fiscal year 2021, the impact of COVID-19 on our financial results and the timing of recovery in our brachytherapy procedures, suppliers, scheduling of procedures, and employees, advantages of our products, including Blu Build and the GammaTile Therapy delivery system, whether interest in and use of our Cesium-131, commercially known as Cesium Blu, products will increase or continue, whether use of Cesium-131 in non-prostate applications will continue to increase revenue, whether further manufacturing and production process improvements will be completed or will result in lower costs, whether our market presence and growth will continue, and all other statements in this release, other than historical facts, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (“PSLRA”). This statement is included for the express purpose of availing Isoray of the protections of the safe harbor provisions of the PSLRA. It is important to note that actual results and ultimate corporate actions could differ materially from those in such forward-looking statements based on such factors as physician acceptance, training and use of our products, market acceptance and recognition of our products, our ability to successfully manufacture, market, and sell our Blu Build products and the success of the GammaTile Therapy, the length and severity of the COVID-19 pandemic, our ability to manufacture our products in sufficient quantities to meet demand within required delivery time periods while meeting our quality control standards, our ability to enforce our intellectual property rights, whether additional studies are released that support the conclusions of past studies, whether ongoing patient results with our products are favorable and in line with the conclusions of clinical studies and initial patient results, patient results achieved when our products are used for the treatment of cancers and malignant diseases, successful completion of future research and development activities, whether we, our distributors and our customers will successfully obtain and maintain all required regulatory approvals and licenses to market, sell and use our products in its various forms, continued compliance with ISO standards, the success of our sales and marketing efforts, changes in reimbursement rates, the procedures and regulatory requirements mandated by the FDA for 510(k) approval and reimbursement codes, changes in laws and regulations applicable to our products, the scheduling of physicians who either delay or do not schedule patients in periods anticipated, the use of competitors’ products in lieu of our products, less favorable reimbursement rates than anticipated for each of our products, and other risks detailed from time to time in Isoray’s reports filed with the SEC. Unless required to do so by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Isoray, Inc. and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(In thousands, except shares)

	March 31,	June 30,
	2021	2020
ASSETS
Current assets:
Cash and cash equivalents	$64,841	$2,392
Accounts receivable, net	2,019	2,044
Inventory	731	645
Prepaid expenses and other current assets	483	426

Total current assets	68,074	5,507

Property and equipment, net	1,885	1,735
Right of use asset, net	830	1,001
Restricted cash	182	181
Inventory, non-current	192	137
Other assets, net	117	138

Total assets	$71,280	$8,699

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$992	$654
Lease liability	249	236
Accrued protocol expense	115	35
Accrued radioactive waste disposal	99	94
Accrued payroll and related taxes	221	352
Accrued vacation	240	204

Total current liabilities	1,916	1,575
Non-current liabilities:
Lease liability, non-current	589	769
Accrued payroll and related taxes, non-current	77	55
Asset retirement obligation	600	577

Total liabilities	3,182	2,976
Commitments and contingencies

Stockholders' equity:
Preferred stock, $.001 par value; 7,000,000 shares authorized: Series B: 5,000,000 shares allocated; no and 59,065 shares issued and outstanding	-	-
Common stock, $.001 par value; 200,000,000 shares authorized; 141,465,266 and 68,897,779 shares issued and outstanding	141	69
Additional paid-in capital	158,221	93,592
Accumulated deficit	(90,264)	(87,938)

Total stockholders' equity	68,098	5,723

Total liabilities and stockholders' equity	$71,280	$8,699

Isoray, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(Dollars and shares in thousands, except for per-share amounts)

	Three months ended		Nine months ended
	March 31,		March 31,
	2021	2020	2021	2020

Sales, net	$2,600	$2,880	$7,343	$7,401
Cost of sales	1,238	1,174	3,568	3,348
Gross profit	1,362	1,706	3,775	4,053

Operating expenses:
Research and development:	362	294	959	804
Sales and marketing	581	805	1,781	2,286
General and administrative	1,183	1,155	3,379	3,323
Loss on equipment disposal	2	-	9	-
Gain on change in estimate of asset retirement obligation	-	-	-	(73)
Total operating expenses	2,128	2,254	6,128	6,340

Operating loss	(766)	(548)	(2,353)	(2,287)

Non-operating income:
Interest income, net	21	3	27	29
Non-operating income	21	3	27	29

Net loss	(745)	(545)	(2,326)	(2,258)
Preferred stock dividends	-	(3)	(3)	(8)

Net loss applicable to common stockholders	$(745)	$(548)	$(2,329)	$(2,266)

Basic and diluted loss per share	$(0.01)	$(0.01)	$(0.03)	$(0.03)

Weighted average shares used in computing net loss per share:
Basic and diluted	122,566	67,558	91,277	67,444